THE AAL MUTUAL FUNDS
AMENDED AND RESTATED
DISTRIBUTION PLAN AND AGREEMENT
CLASS A SHARES
CLASS B SHARES

AMENDED AND RESTATED DISTRIBUTION PLAN AND AGREEMENT made as of November 11, 2003, by and between THE AAL MUTUAL FUNDS, a Massachusetts Business Trust (the "Fund"), and THRIVENT INVESTMENT MANAGEMENT INC., a Delaware corporation (the "Distributor" and the "Adviser").

  This Distribution and Service Plan (the "Plan"), when effective in accordance with its terms, shall be the written plan contemplated by Securities and Exchange Commission Rule 12b-1 under the Investment Company act of 1940, as amended (the "Act") for the Class A shares and Class B shares of each Series identified in Appendix A, attached hereto (the "Series"), a class of shares of Fund.

  The Fund has entered into a Distribution Agreement with the Distributor under which the Distributor uses all reasonable efforts, consistent with its other business, to secure purchasers of shares of each Series of the Fund (the "Shares"). Such efforts may include, but neither are required to include nor are limited to, the following: (1) formulation and implementation of marketing and promotional activities, such as mail promotions and television, radio, newspaper, magazine and other mass media advertising; (2) preparation, printing and distribution of sales literature provided to the Fund's shareholders and prospective shareholders; (3) preparation, printing and distribution of prospectuses and statements of additional information of the Fund and reports to recipients other than existing shareholders of the Fund; (4) obtaining such information, analyses and reports with respect to marketing and promotional activities as the Distributor may, from time to time, deem advisable; (5) making payment of sales commission, ongoing commissions and other payments to brokers, dealers, financial institutions or others who sell Shares pursuant to Selling Agreements; (6) paying compensation to registered representatives or other employees of the Distributor who engage in or support distribution of the Fund's Shares; (7) reimbursing expenses (including overhead and telephone expenses) of, the Distributor; (8) providing training, marketing and support to dealers and others with respect to the sale of Shares; (9) receiving and answering correspondence from prospective shareholders including distributing prospectuses, statements of additional information, and shareholder reports; (10) providing facilities to answer questions from prospective investors about Shares; (11) assisting investors in completing application forms and selecting dividend and other account options; (12) providing other reasonable assistance in connection with the distribution of the Fund's shares; (13) organizing and conducting sales seminars and making payments in the form of transactional compensation or promotional incentives; and (14) such other distribution and service activities as the Fund determines may be paid for by the Fund pursuant to the terms of this Plan and in accordance with Rule 12b-1 of the Act.

  In consideration for the services provided and the expenses incurred by the Distributor pursuant to the Distribution Agreement and Paragraph 2 hereof, all with respect to Class A shares of a Series of the Fund, Class A shares of each Series shall pay to the Distributor a fee at the annual rate of 0.25% (or such lesser amount as the Fund Trustees may, from time to time, determine) of the average daily net assets of Class A shares of such Series. This fee shall be accrued daily and paid monthly or at such other intervals, as the Fund Trustees shall determine. The determination of daily net assets shall be made at the close of business each day throughout the month and computed in the manner specified in the Fund's then current Prospectus for the determination of the net asset value of the Fund's Class A shares. The Distributor may use all or any portion of the fee received pursuant to this Plan to compensate securities dealers or other persons who have engaged in the sale of Class A shares or to pay any of the expenses associated with other activities authorized under Paragraph 2 hereof. Each Fund will reimburse the Distributor for the aforementioned expenses, but the Distributor shall bear any such expenses in excess of the fee received pursuant to this Plan.

  In consideration for the services provided and the expenses incurred by the Distributor pursuant to the Distribution Agreement and Paragraph 2 hereof, all with respect to Class B shares of a Series of the Fund, Class B shares of each Series shall pay to the Distributor a distribution fee at the annual rate of 0.75% (except for the Thrivent Limited Maturity Bond Fund) and a servicing fee at the annual rate of 0.25% (or such lesser amount[s] as the Fund Trustees may, from time to time, determine) of the average daily net assets of Class B shares of such Series. This fee shall be accrued daily and paid monthly or at such other intervals, as the Fund Trustees shall determine. The determination of daily net assets shall be made at the close of business each day throughout the month and computed in the manner specified in the Fund's then current Prospectus for the determination of the net asset value of the Fund's Class B shares. The Distributor may use all or any portion of the fee received pursuant to this Plan to compensate securities dealers or other persons who have engaged in the sale of Class B shares or to pay any of the expenses associated with other activities authorized under Paragraph 2 hereof. Each Fund will reimburse the Distributor for the aforementioned expenses, but the Distributor shall bear any such expenses in excess of the fee received pursuant to this Plan.

  The Fund presently pays, and will continue to pay, an investment adviser fee to the Adviser pursuant to an investment adviser agreement between the Fund and the Adviser (the "Investment Advisory Agreement"). It is recognized that the Adviser may use its adviser fee revenue, as well as its past profits or its resources from any other source, to pay any expenses incurred in connection with the distribution of Class A shares and Class B shares, including the activities referred to in Paragraph 2 hereof. To the extent that the payment of adviser fees by the Fund to the Adviser should be deemed to be indirect financing of any activity primarily intended to result in the sale of Class A shares and Class B shares within the meaning of Rule 12b-1, then such payment shall be deemed to be authorized by this Plan.

  This Plan as applied to the Class A shares and Class B shares has been approved (a) by a vote of at least a majority (as defined in the Act) of the outstanding Class A shares and Class B shares of the Series of the Fund as to any Series for which the Plan was adopted after the initial public offering of that Series and (b) by votes of the majority of both (i) the Board of Trustees of the Fund, and (ii) those Trustees of the Fund who are not "interested persons" (as defined in the Act) of the Fund and who have no direct or indirect financial interest in the operation of this Plan or any agreements related to this Plan (the "Disinterested Trustees"), cast in person at a meeting called for the purpose of voting on this Plan or such agreements.

  Unless sooner terminated pursuant to Paragraph 6, this Plan shall continue in effect for a period of twelve months from the date it takes effect and thereafter shall continue in effect so long as such continuance is specifically approved at least annually in the manner provided for approval of this Plan in Paragraph 6(b).

  A representative of the Distributor shall provide to the Board of Trustees and the Board of Trustees shall review at least quarterly a written report of the amounts so expended and the purposes for which such expenditures were made.

  This Plan, as it applies to Class A shares, may be terminated at any time by vote of a majority of the Disinterested Trustees, or by vote of a majority (as defined in the Act) of the outstanding Class A shares of the Series of the Fund.

  This Plan, as it applies to Class B shares, may be terminated at any time by vote of a majority of the Disinterested Trustees, or by vote of a majority (as defined in the Act) of the outstanding Class B shares of the Series of the Fund.

  Any agreement of the Series of the Fund related to this Plan shall be in writing and shall provide:

    That such agreement may be terminated at any time, without payment of any penalty, by vote of a majority of the Disinterested Trustees or by a vote of a majority (as defined in the Act) of the outstanding Class A shares of the Series of the Fund on not more than sixty (60) days' written notice to any other party to the agreement); and

    That such agreement may be terminated at any time, without payment of any penalty, by vote of a majority of the Disinterested Trustees or by a vote of a majority (as defined in the Act) of the outstanding Class B shares of the Series of the Fund on not more than sixty (60) days' written notice to any other party to the agreement); and

    That such agreement shall terminate automatically in the event of its assignment.

  While the Plan is in effect, the selection and nomination of Trustees who are not "interested persons" (as defined in the Act) of the Fund shall be committed to the discretion of the Trustees who are not interested persons. Furthermore, any person who acts as a legal counsel for the disinterested Trustees of the Fund is an independent legal counsel.

  This Plan does not require the Distributor to perform any specific type or level of distribution activities or to incur any specific level of expenses for activities primarily intended to result in the sale of Class A shares and Class B shares.

  The Fund shall preserve copies of this Plan and any related agreements and all reports made pursuant to Paragraph 8, for a period of not less than six years from the date of the Plan, or the agreements or such report, as the case may be, the first two years in an easily accessible place.

  This Plan may not be amended to increase materially the amount of fees provided for in Paragraphs 3 and 4 hereof unless such amendment is approved in the manner provided for initial approval in Paragraph 6 hereof and no other material amendment to this Plan shall be made unless approved in the manner provided for initial approval in Paragraph 6(b) hereof.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Plan as of the first date written above.

The AAL Mutual Funds

By: /s/ Pamela J. Moret
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    Pamela J. Moret, President

THRIVENT INVESTMENT MANAGEMENT INC.

By: /s/ Bruce J. Nicholson
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    Bruce J. Nicholson, President

THE AAL MUTUAL FUNDS

APPENDIX A

Series

The AAL Technology Stock Fund                      The AAL Aggressive Growth Fund
The AAL Small Cap Stock Fund                       The AAL Small Cap Index Fund II
The AAL Small Cap Value Fund                       The AAL Mid Cap Stock Fund
The AAL Mid Cap Index Fund II                      The AAL International Fund
The AAL Capital Growth Fund                        The AAL Large Company Index Fund II
The AAL Equity Income Fund                         The AAL Balanced Fund
The AAL High Yield Bond Fund                       The AAL Municipal Bond-Fund
The AAL Bond Fund                                  The AAL Money Market Fund
Thrivent Mid Cap growth Fund                       Thrivent High Yield Fund
Thrivent Income Fund                               Thrivent Limited Maturity Bond Fund